Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS FISCAL 2015 FIRST-QUARTER RESULTS AND REAFFIRMS FULL YEAR GUIDANCE

•
Net income from continuing operations for the first quarter of fiscal 2015 was $13.2 million, or $0.45 per diluted share, compared with $12.4 million, or $0.43 per diluted share, in the fiscal 2014 first quarter

•	Adjusted net income from continuing operations for the first quarter of fiscal 2015, excluding certain items, was $18.5 million, or $0.63 per diluted share a 10.5% improvement over the prior year

•	Company reaffirms its fiscal 2015 adjusted net income guidance of $2.60 to $2.65 per diluted share

AKRON, Ohio - January 6, 2015 - A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal first quarter ended November 30, 2014.

Bernard Rzepka, President and Chief Executive Officer, said, “We are pleased by the good start to fiscal 2015. Our European team was able to maintain relatively flat results in a difficult economic landscape while our Americas and APAC regions more than offset the weakness in Europe. Our seasoned leaders will continue to take proactive steps such as the recently announced restructuring initiatives to drive efficiencies and help mitigate foreign exchange fluctuations. We had solid contributions from our recent acquisitions and continue to execute on our organic initiatives to create a strong and sustainable pipeline of innovative products and seek out value-added markets.”

Fiscal First-Quarter Results
Net sales for the fiscal 2015 first quarter were $615.1 million, an increase of 5% compared with $585.4 million in the prior-year quarter. Foreign currency translation negatively impacted net sales by $26.2 million. Excluding the impact of foreign currency translation, revenues would have increased by $55.9 million to $641.3 million for the quarter, up 9.5% over the prior year period. Gross margin, excluding certain items, in the first quarter as a percent of net sales improved to 14.2% compared with 13.7% in the prior year period.

Net sales for EMEA in the quarter were $371.2 million, a decrease of $21.3 million, or 5.4%, compared with the prior-year period.  Foreign currency translation negatively impacted net sales by $21.5 million. The benefit from the Company’s recent Specialty Plastics acquisition was offset by a decline in organic sales across all product families. EMEA gross profit was $49.7 million, a decrease of $2.2 million compared with the same prior-year period. The decrease in the segment’s gross profit was mainly attributed to the unfavorable foreign currency translation impact of $3 million, lower organic volumes and higher pension expense of

$0.2 million which were only partially offset by the incremental contribution of the Specialty Plastics acquisition.

Net sales for the Americas were $190.9 million, an increase of 30.3% or $44.4 million in the first quarter compared with the prior-year period. Volume increased 19.8% or 30.7 million pounds during the quarter. The incremental contribution of the recent acquisitions accounted for virtually all of the change in both net sales and volume during the quarter, which was a direct result of the Company’s successful acquisition strategy. Foreign currency translation negatively impacted net sales by $4.2 million. Segment gross profit for the Americas was $30.3 million in the quarter, an increase of $8.8 million or 41% compared with the same period last year. The increase was primarily attributed to the contributions from recent acquisitions and improved product mix in the Company’s Specialty Powders product family.

Net sales for APAC were $53 million, an increase of 14.1% or $6.6 million in the first quarter compared with the prior-year period. Volume increased 19.8% or 7 million pounds during the quarter. During the quarter, the Compco acquisition in Australia contributed net sales and volume of $3.4 million and 2.3 million pounds, respectively. Excluding the Compco acquisition, organic volume increased across nearly all product families but was partially offset by decreased price per pound driven by competitive pricing pressures. Segment gross profit for APAC for the quarter increased $0.6 million or 9.5% compared with the prior-year period.

Working Capital/Cash Flow From Operations
Cash provided from operations was $10.3 million in the first quarter of fiscal 2015 compared with $9.8 million for the first quarter of fiscal 2014. Working capital was flat at 58 days at the end of the fiscal 2015 and 2014 first quarters.

Capital expenditures for the quarter were $10.3 million compared with $9.6 million for the prior-year quarter, and were primarily related to the regular and ongoing investment in the Company's global manufacturing facilities. During the first quarter of fiscal 2015, the Company declared and paid quarterly cash dividends for a total amount of $6.0 million and repurchased shares of common stock for a total cost of $3.3 million.

Business Outlook
Rzepka said, “Despite our double-digit earnings growth in the first quarter, we believe fiscal 2015 will be challenging. We are already seeing the adverse impact related to macro-economic conditions and currency fluctuations. However, we will continue to aggressively focus on our acquisition strategy, proactive restructuring actions, and marketing initiatives which are gaining good traction to overcome economic events which are out of our control. We are working hard to realize optimal synergies from our recent acquisitions; evaluating our footprint to match current demand, and efficiently managing our expenses. The focus we have on safety, smart sales and smart savings will help us to offset the slow global economic environment while allowing us to better serve our customers and position us for growth. As a result, we remain confident that our fiscal 2015 adjusted net income will be in the range of $2.60 to $2.65 per diluted share.”

Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2015 first-quarter earnings can be accessed at 10:00 a.m. Eastern Time on Wednesday, January 7, 2015, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

Investor Presentation Materials
Senior executives of the Company may participate in meetings with analysts and investors throughout the fiscal year. The Company has posted presentation materials, portions of which may be used during such meetings, in the Investors section of its website at www.aschulman.com. The presentation will remain on the website as long as it is in use.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio.  Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements.  The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others.  The Company employs approximately 3,900 people and has 43 manufacturing facilities globally.  A. Schulman reported net sales of approximately $2.5 billion for the fiscal year ended August 31, 2014. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include segment gross profit, SG&A expenses excluding certain items, segment operating income, operating income before certain items, net income excluding certain items and net income per diluted share excluding certain items, as discussed further in the Reconciliation of GAAP and Non-GAAP Financial Measures below. These non-GAAP financial measures are considered relevant to aid analysis and understanding of the Company’s results and business trends. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are gross profit, SG&A expenses, operating income, net income and net income per diluted share. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products; and

•	operating problems with our information systems as a result of system security failures such as viruses, computer "hackers” or other causes.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

SHLM_ALL

Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
email: Jennifer.Beeman@aschulman.com
www.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended November 30,
	2014	2013
	Unaudited (In thousands, except per share data)
Net sales	$615,053	$585,397
Cost of sales	528,209	506,289
Selling, general and administrative expenses	60,547	57,398
Restructuring expense	5,219	1,778
Operating income	21,078	19,932
Interest expense	2,359	2,191
Interest income	(95)	(62)
Foreign currency transaction (gains) losses	1,099	682
Other (income) expense, net	(159)	(78)
Income from continuing operations before taxes	17,874	17,199
Provision (benefit) for U.S. and foreign income taxes	4,486	4,568
Income from continuing operations	13,388	12,631
Income (loss) from discontinued operations, net of tax	(10)	2,655
Net income	13,378	15,286
Noncontrolling interests	(220)	(215)
Net income attributable to A. Schulman, Inc.	$13,158	$15,071

Weighted-average number of shares outstanding:
Basic	29,017	29,017
Diluted	29,468	29,205

Basic earnings per share attributable to A. Schulman, Inc.
Income from continuing operations	$0.45	$0.43
Income (loss) from discontinued operations	—	0.09
Net income attributable to A. Schulman, Inc.	$0.45	$0.52

Diluted earnings per share attributable to A. Schulman, Inc.
Income from continuing operations	$0.45	$0.43
Income (loss) from discontinued operations	—	0.09
Net income attributable to A. Schulman, Inc.	$0.45	$0.52

Cash dividends per common share	$0.205	$0.200

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	November 30, 2014	August 31, 2013
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$132,109	$135,493
Accounts receivable, less allowance for doubtful accounts of $10,674 at November 30, 2014 and $10,844 at August 31, 2014	376,486	384,444
Inventories	296,539	292,141
Prepaid expenses and other current assets	47,591	40,473
Total current assets	852,725	852,551
Property, plant and equipment, at cost:
Land and improvements	27,155	28,439
Buildings and leasehold improvements	154,656	160,858
Machinery and equipment	394,884	398,563
Furniture and fixtures	39,785	41,255
Construction in progress	17,676	16,718
Gross property, plant and equipment	634,156	645,833
Accumulated depreciation	384,143	391,912
Net property, plant and equipment	250,013	253,921
Deferred charges and other noncurrent assets	63,376	65,079
Goodwill	198,649	202,299
Intangible assets, net	131,488	138,634
Total assets	$1,496,251	$1,512,484
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$314,315	$314,957
U.S. and foreign income taxes payable	6,075	6,385
Accrued payroll, taxes and related benefits	47,661	54,199
Other accrued liabilities	52,270	46,054
Short-term debt	32,012	31,748
Total current liabilities	452,333	453,343
Long-term debt	353,262	339,546
Pension plans	123,923	129,949
Deferred income taxes	23,222	23,826
Other long-term liabilities	28,704	29,369
Total liabilities	981,444	976,033
Commitments and contingencies
Stockholders’ equity:
Common stock, $1 par value, authorized - 75,000 shares, issued - 48,186 shares at November 30, 2014 and 48,185 shares at August 31, 2014	48,186	48,185
Additional paid-in capital	269,818	268,545
Accumulated other comprehensive income (loss)	(41,946)	(16,691)
Retained earnings	614,094	606,898
Treasury stock, at cost, 19,081 shares at November 30, 2014 and 18,973 shares at August 31, 2014	(383,199)	(379,894)
Total A. Schulman, Inc.’s stockholders’ equity	506,953	527,043
Noncontrolling interests	7,854	9,408
Total equity	514,807	536,451
Total liabilities and equity	$1,496,251	$1,512,484

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended November 30,
	2014	2013
	Unaudited (In thousands)
Operating from continuing and discontinued operations:
Net income	13,378	15,286
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	8,963	7,865
Amortization	4,066	3,244
Deferred tax provision (benefit)	633	(693)
Pension, postretirement benefits and other compensation	2,452	2,550
Gain on sale of assets from discontinued operations	—	(3,028)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(4,731)	(12,681)
Inventories	(16,341)	(25,936)
Accounts payable	8,200	24,826
Income taxes	463	765
Accrued payroll and other accrued liabilities	2,846	1,239
Other assets and long-term liabilities	(9,670)	(3,618)
Net cash provided from (used in) operating activities	10,259	9,819
Investing from continuing and discontinued operations:
Expenditures for property, plant and equipment	(10,324)	(9,601)
Proceeds from the sale of assets	904	3,087
Business acquisitions, net of cash	(6,698)	(51,322)
Net cash provided from (used in) investing activities	(16,118)	(57,836)
Financing from continuing and discontinued operations:
Cash dividends paid	(5,962)	(5,915)
Increase (decrease) in short-term debt	870	3,294
Borrowings on long-term debt	27,500	457,000
Repayments on long-term debt including current portion	(10,915)	(444,649)
Payment of debt issuance costs	—	(1,731)
Noncontrolling interests' contributions (distributions)	(1,750)	—
Issuances of stock, common and treasury	71	211
Purchases of treasury stock	(3,335)	(1,116)
Net cash provided from (used in) financing activities	6,479	7,094
Effect of exchange rate changes on cash	(4,004)	1,672
Net increase (decrease) in cash and cash equivalents	(3,384)	(39,251)
Cash and cash equivalents at beginning of period	135,493	134,054
Cash and cash equivalents at end of period	$132,109	$94,803

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures

Three months ended November 30, 2014	Cost of Sales	Gross margin	SG&A	Restructuring expense	Operating income	Operating income per pound	Income tax expense (benefit)	Net income attributable to A. Schulman, Inc.	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$528,209	14.1%	$60,547	$5,219	$21,078	$0.039	$4,486	$13,158	$0.45
Certain items:
Asset write-downs (1)	—		—	—	—		—	—	—
Costs related to acquisitions and integrations (2)	(50)		(1,003)	—	1,053		77	976	0.03
Restructuring and related costs (3)	—		(360)	(5,219)	5,579		1,483	4,096	0.14
Inventory step-up (4)	(341)		—	—	341		102	239	0.01
Tax benefits (charges)	—		—	—	—		—	—	—
Loss (income) from discontinued operations								10	—
Total certain items	(391)	0.1%	(1,363)	(5,219)	6,973	0.013	1,662	5,321	0.18
As Adjusted	$527,818	14.2%	$59,184	$—	$28,051	$0.052	$6,148	$18,479	$0.63

Percentage of Revenue			9.6%		4.6%			3.0%

Three months ended November 30, 2013	Cost of Sales	Gross margin	SG&A	Restructuring expense	Operating income	Operating income per pound	Income tax expense (benefit)	Net income attributable to A. Schulman, Inc.	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$506,289	13.5%	$57,398	$1,778	$19,932	$0.040	$4,568	$15,071	$0.52
Certain items:
Asset write-downs (1)	(108)		—	—	108		1	107	—
Costs related to acquisitions and integrations (2)	—		(635)	—	635		89	546	0.02
Restructuring and related costs (3)	(363)		(1,231)	(1,778)	3,372		322	3,340	0.11
Inventory step-up (4)	(417)		—	—	417		98	319	0.01
Loss (income) from discontinued operations								(2,655)	(0.09)
Total certain items	(888)	0.2%	(1,866)	(1,778)	4,532	0.009	510	1,657	0.05
As Adjusted	$505,401	13.7%	$55,532	$—	$24,464	$0.049	$5,078	$16,728	$0.57

Percentage of Revenue			9.5%		4.2%			2.9%
1 - Asset write-downs primarily relate to asset impairments and accelerated depreciation.
2 - Costs related to acquisitions and integrations primarily include third party professional, legal and other expenses associated with successful and unsuccessful full or partial acquisition and divestiture/dissolution transactions. Additionally, costs related to acquisitions include certain employee-related expenses such as acquisition-related travel and integration costs.
3 - Restructuring related costs include items such as employee severance charges, lease termination charges, curtailment gains/losses, other employee termination costs and charges related to the reorganization of the legal entity structure.
4 - Inventory step-up costs include the adjustment for fair value of inventory acquired as a result of acquisition purchase accounting.

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Net Sales				Pounds Sold
	Three months ended November 30,
EMEA	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$33,459	$36,073	$(2,614)	(7.2)%	11,509	12,331	(822)	(6.7)%
Masterbatch Solutions	116,400	108,901	7,499	6.9%	97,330	85,340	11,990	14.0%
Engineered Plastics	109,273	122,216	(12,943)	(10.6)%	71,690	75,157	(3,467)	(4.6)%
Specialty powders	41,450	47,040	(5,590)	(11.9)%	43,443	46,998	(3,555)	(7.6)%
Distribution Services	70,609	78,232	(7,623)	(9.7)%	92,486	92,394	92	0.1%
Total EMEA	$371,191	$392,462	$(21,271)	(5.4)%	316,458	312,220	4,238	1.4%

	Net Sales				Pounds Sold
	Three months ended November 30,
Americas	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$11,388	$8,166	$3,222	39.5%	3,869	2,604	1,265	48.6%
Masterbatch Solutions	65,291	53,476	11,815	22.1%	73,143	62,528	10,615	17.0%
Engineered Plastics	59,967	37,084	22,883	61.7%	38,769	25,605	13,164	51.4%
Specialty powders	37,135	36,657	478	1.3%	52,968	52,122	846	1.6%
Distribution Services	17,107	11,144	5,963	53.5%	17,159	12,375	4,784	38.7%
Total Americas	$190,888	$146,527	$44,361	30.3%	185,908	155,234	30,674	19.8%

	Net Sales				Pounds Sold
	Three months ended November 30,
APAC	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$3,231	$702	$2,529	360.3%	2,371	533	1,838	344.8%
Masterbatch Solutions	20,339	20,526	(187)	(0.9)%	18,853	17,544	1,309	7.5%
Engineered Plastics	25,276	21,398	3,878	18.1%	16,905	13,580	3,325	24.5%
Specialty powders	3,772	3,250	522	16.1%	3,691	2,962	729	24.6%
Distribution Services	356	532	(176)	(33.1)%	410	643	(233)	(36.2)%
Total APAC	$52,974	$46,408	$6,566	14.1%	42,230	35,262	6,968	19.8%

	Net Sales				Pounds Sold
	Three months ended November 30,
Consolidated	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$48,078	$44,941	$3,137	7.0%	17,749	15,468	2,281	14.7%
Masterbatch Solutions	202,030	182,903	19,127	10.5%	189,326	165,412	23,914	14.5%
Engineered Plastics	194,516	180,698	13,818	7.6%	127,364	114,342	13,022	11.4%
Specialty powders	82,357	86,947	(4,590)	(5.3)%	100,102	102,082	(1,980)	(1.9)%
Distribution Services	88,072	89,908	(1,836)	(2.0)%	110,055	105,412	4,643	4.4%
Total Consolidated	$615,053	$585,397	$29,656	5.1%	544,596	502,716	41,880	8.3%

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION
(continued)

	Three months ended November 30,
	2014	2013
	Unaudited (In thousands, except for %'s)
Segment gross profit
EMEA	$49,706	$51,940
Americas	30,279	21,433
APAC	7,250	6,623
Total segment gross profit	87,235	79,996
Inventory step-up	(341)	(417)
Accelerated depreciation and restructuring related	—	(471)
Costs related to acquisitions and integrations	(50)	—
Total gross profit	$86,844	$79,108

Segment operating income
EMEA	$20,039	$20,417
Americas	11,988	7,364
APAC	3,508	3,366
Total segment operating income	35,535	31,147
Corporate	(7,484)	(6,683)
Costs related to acquisitions and integrations	(1,053)	(635)
Restructuring and related costs	(5,579)	(3,372)
Accelerated depreciation	—	(108)
Inventory step-up	(341)	(417)
Operating income	21,078	19,932
Interest expense, net	(2,264)	(2,129)
Foreign currency transaction gains (losses)	(1,099)	(682)
Other income (expense), net	159	78
Income from continuing operations before taxes	$17,874	$17,199

Capacity utilization
EMEA	87%	87%
Americas	67%	67%
APAC	65%	67%
Worldwide	76%	77%